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                                                                    EXHIBIT 1

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement is made as of July 29, 1996 by and between SAP AG, a corporation organized under the laws of Germany ("SAP") and Informix Corporation, a Delaware corporation ("Informix").


                                   RECITALS:
                                   --------

     SAP desires to purchase from Informix, and Informix desires to sell to SAP, 1,736,263 shares (the "Shares") of Common Stock of Intellicorp, Inc., a corporation ("Intellicorp"), which Shares are held of record and beneficially by Informix.

     It is agreed as follows:

     ARTICLE I.  PURCHASE AND SALE OF SHARES.
                 ---------------------------

     1.1 Subject to the terms and conditions set forth herein, Informix agrees to sell to SAP and SAP agrees to purchase from Informix the Shares for an aggregate purchase price of $3,472,526 (the "Purchase Price") in U.S. currency.

     1.2 The sale and purchase of the Shares shall take place at a time and date (the "Closing") as selected by SAP upon not less than two business days written notice of the Closing to Informix. The Closing shall take place at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California. At the Closing, SAP shall pay to Informix the Purchase Price by check evidencing U.S. currency and Informix shall deliver to SAP the stock certificates evidencing the Shares, duly endorsed for transfer to SAP or accompanied by duly executed stock powers.

     ARTICLE II.  REPRESENTATIONS AND WARRANTIES.
                  ------------------------------

     2.1  Representations and Warranties of SAP.  SAP represents, warrants and
          -------------------------------------
acknowledges to Informix as follows:

          a. SAP is a corporation duly organized and validly existing under the laws of Germany.

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          b.  SAP has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by SAP has been duly authorized by all necessary corporate action on the part of SAP. This Agreement constitutes a valid and binding obligation of SAP.

          c. SAP is acquiring the Shares for investment and not with a view towards distribution thereof. Any subsequent transfer or other disposition of the Shares by SAP after the Closing shall be made in accordance with applicable federal and state security laws.

          d. The execution, delivery and performance of this agreement by SAP will not (i) require the consent, waiver, approval or authorization of, or filing with, any person or entity (other than with respect to actions of the Transfer Agent for Intellicorp in order to reissue the certificate for the Shares registered in the name of SAP or its nominee), (ii) result in the breach of, or constitute a default under any applicable law or any order applicable to or binding upon SAP or any material contract to which it is a party.

          e. Neither SAP nor any person acting on behalf of SAP has negotiated with any finder, broker or intermediary in connection with the transaction contemplated herein.

     2.2  Representations and Warranties of Informix.  Informix represents and
          ------------------------------------------
warrants to SAP as follows:

          a. Informix is a corporation duly organized and validly existing under the laws of the State of Delaware.

          b. Informix has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Informix. This Agreement constitutes a valid and binding obligation of Informix.

          c. The execution, delivery and performance of this agreement by Informix will not (i) require the consent, waiver, approval or authorization of, or filing with, any person or entity (other than with respect to actions of the Transfer Agent for Intellicorp in order to reissue the certificate for the Shares registered in the name of SAP or its nominee), (ii) result in the breach of, or constitute a default under any applicable law or any order applicable to or binding upon Informix or any material contract to which it is a party.

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          d. Informix owns the Shares free and clear of all liens and encumbrances and restrictions of transfer (except restrictions related to compliance to the Securities Act of 1933, as amended) and the Shares are fully paid, nonassessable and not subject to any voting agreement or other agreement affecting the ownership, voting or transferability of the Shares.

          e. Neither Informix nor any person acting on behalf of Informix has negotiated with any finder, broker or intermediary in connection with the transaction contemplated herein.

     ARTICLE III.   CONDITIONS TO CLOSING.
                    ---------------------

     3.1 SAP's obligation to purchase and pay for the Shares at the Closing shall be subject to the satisfaction or waiver of all of the following conditions as of the Closing:

          a. Informix shall have delivered the Shares duly endorsed for transfer, or accompanied by executed stock powers.

          b. The representations and warranties of Informix shall be true and correct.

          c. There shall not be on such date any judgment or order of a court of competent jurisdiction or any ruling, regulation or order of any agency of a foreign, federal, state or local government which would prohibit the sale of the Shares or subject SAP to any material penalty if the Shares were to be sold hereunder.

     3.2 Informix's obligations to sell and deliver the Shares at the Closing shall be subject to the satisfaction or waiver of all of the following conditions on the date of the Closing:

          a. SAP shall have made payment of the Purchase Price for the Shares in the manner set forth in Article I hereof.

          b. The representations and warranties of Informix shall be true and correct.

          c. There shall not be on such date any judgment or order of a court of competent jurisdiction or any ruling, regulation or order of any agency of a foreign, federal, state or local government which would prohibit the sale of the Shares or subject Informix to any material penalty if the Shares were to be sold hereunder.

     ARTICLE IV     MISCELLANEOUS.
                    -------------

     4.1 This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all agreements, representations and understandings, whether oral or written, with respect to the subject matters hereof.

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     4.2  Each party agrees to execute any and all further documents and writings and to perform such other actions which may be or could become necessary or expedient to effectuate and carry out the transfer of the Shares as provided hereunder.

     4.3 This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

     4.4 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     4.5 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, and no other person shall acquire or have any right under or by virtue of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


              SAP AG



              BY:    /s/ PROF. DR. H.C. HASSO PLATTNER  /s/ DEITER MATHEIS
                     ----------------------------------------------------------
              TITLE: Member of the Executive Board      Chief Financial Officer
                     ----------------------------------------------------------


              INFORMIX CORPORATION, INC.



              BY:    /s/ DAVID STANLEY
                     ----------------------------------------------------------

              TITLE: VP, Legal & Corporate Services, General Counsel & Secretary
                     -----------------------------------------------------------

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